EXHIBIT 99.1

INFORMATION

For Immediate Release
July 25, 2013
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER
AND NINE MONTHS OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2013 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported fiscal 2013 third quarter and nine months net sales of $47.1 million and $139.7 million, respectively, increases of 12% and 8%, respectively, from the same periods of the prior fiscal year;

•	reported third quarter operating income of $15.7 million, an increase of 24% over the same period of the prior fiscal year;

•	reported nine months operating income of $44.0 million, an increase of 18% over the same period of the prior fiscal year;

•
reported third quarter net earnings of $10.2 million, or $0.24 per diluted share, increases of 18% and 14%, respectively, compared to the fiscal 2012 third quarter.   When compared to the fiscal 2012 third quarter net earnings on a non-GAAP basis, the fiscal 2013 third quarter net earnings and net earnings per diluted share increased 15% and 14%, respectively.  This non-GAAP financial measure excludes the effect of fiscal 2012 third quarter costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations);

•
reported first nine months net earnings of $28.9 million, or $0.69 per diluted share, increases of 16% and 15%, respectively, compared to the same period of fiscal 2012.   When compared to the first nine months of fiscal 2012 net earnings on a non-GAAP basis, the year-to-date fiscal 2013 net earnings and net earnings per diluted share each increased 13%.  This non-GAAP financial measure excludes the effect of fiscal 2012 first nine months costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations);

•
declared the regular quarterly cash dividend of $0.19 per share for the third quarter of fiscal 2013, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2012; and

•	reaffirmed its fiscal 2013 guidance of per share diluted earnings between $0.86 and $0.91 on net sales of $190 million to $195 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended June 30,			Nine Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Net Sales	$47,108	$41,915	12%	$139,724	$129,229	8%
Operating Income	15,699	12,612	24%	44,043	37,244	18%
Net Earnings	10,159	8,594	18%	28,882	24,798	16%
Diluted Earnings per Share	$0.24	$0.21	14%	$0.69	$0.60	15%
Diluted Earnings per Share excluding effect of plant consolidation costs (2012) (see non-GAAP financial measure reconciliations)	$0.24	$0.21	14%	$0.69	$0.61	13%

	June 30,
	2013	2012
Cash and Equivalents	$40,363	$27,938
Working Capital	88,875	76,298
Shareholders’ Equity	151,266	141,005
Total Assets	170,991	158,814

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Double-digit organic revenue growth and strong operating metrics combined to produce earnings per share above expectations.  Overall revenues increased by 12% to $47.1 million with our Life Science unit demonstrating an 18% increase; the US Diagnostics business growing 14%; and, the European Diagnostics operation showing a 2% decline due to continuing macroeconomic challenges.  In the Life Science unit, growth continued to be driven by the MyTaq™ and SensiFAST™ new product lines and robust industrial orders for the core antigen and antibody products.  Increases in diagnostics revenues were led by foodborne tests, +21%, H. pylori tests, +15% and C. difficile assays, +5%.  Sales of illumigene® products were up 36% versus the prior year period.

illumigene performed well once again in the quarter.  For the current reporting period, 76 new customers were added globally for a total customer base of 1,102 labs.  In June, we announced that our fourth illumigene test, illumigene Mycoplasma pneumonia, had been cleared for marketing by the FDA.

During the third fiscal quarter our operating teams continued to deliver strong efficiency, achieving 65% gross profit margins, despite the headwinds of the 2.3% Medical Device Tax.  Careful expense control, even as we begin to ramp up our R&D clinical trial investments, drove operating margins of 33%.  As this fiscal year comes to a finish, we believe that we are on course to achieve our guidance expectations, despite continuing weakness in the European markets.  Our global team continues to strengthen and our new product pipelines are robust, thus setting the foundation for a strong finish to fiscal 2013 and an even better fiscal 2014.”

William J. Motto, Executive Chairman of the Board, said, “Our third quarter results were in line with plan and we look forward to reporting fiscal year 2013 operating results consistent with our previously issued guidance.  As we look forward, fiscal 2014 promises to be another year of sales and earnings growth driven by further expansion and utilization of our illumigene platform, as well as new products and attention to operating efficiencies.  We continue to look for acquisitions that could add to our business and are accretive to earnings.  Our balance sheet and cash flow are strong and continue to comfortably fund our working capital, capital expenditures, and cash dividend requirements.  Following our review of the fiscal 2014 operating plan with the Board of Directors later in the year, management will give consideration to recommending an increase in the indicated annual cash dividend rate consistent with our long-standing policy.”

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the third quarter ended June 30, 2013. The dividend is of record August 5, 2013 and payable August 15, 2013.  This annual indicated dividend rate of $0.76 per share remains the same as the rate in fiscal 2012.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2013 GUIDANCE REAFFIRMED
For the fiscal year ending September 30, 2013, management expects net sales to be in the range of $190 million to $195 million and per share diluted earnings to be between $0.86 and $0.91.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.6 million at fiscal 2012 year-end to approximately 42 million at fiscal 2013 year-end.  The sales and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any additional acquisitions the Company might complete during fiscal 2013.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At June 30, 2013, current assets were $108.6 million compared to current liabilities of $19.7 million, resulting in working capital of $88.9 million and a current ratio of 5.5.  Cash and equivalents were $40.4 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2013 and fiscal 2012.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Net sales	$47,108	$41,915	$139,724	$129,229
Cost of goods sold	16,477	14,498	49,554	47,722
Gross profit	30,631	27,417	90,170	81,507

Operating expenses
Research and development	2,711	2,660	8,039	7,441
Selling and marketing	5,440	5,617	16,604	16,573
General and administrative	6,781	6,162	21,484	19,236
Plant consolidation costs	-	366	-	1,013
Total operating expenses	14,932	14,805	46,127	44,263

Operating income	15,699	12,612	44,043	37,244
Other income (expense), net	(148)	45	263	331
Income before income taxes	15,551	12,657	44,306	37,575
Income tax provision	5,392	4,063	15,424	12,777
Net earnings	$10,159	$8,594	$28,882	$24,798

Net earnings per basic common share	$0.25	$0.21	$0.70	$0.60
Basic common shares outstanding	41,304	41,091	41,209	41,075

Net earnings per diluted common share	$0.24	$0.21	$0.69	$0.60
Diluted common shares outstanding	41,983	41,684	41,863	41,605

The following table sets forth the unaudited segment data for the interim periods of fiscal 2013 and fiscal 2012 (in thousands).

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Net sales
U.S. Diagnostics	$29,535	$26,008	$90,211	$79,472
European Diagnostics	5,770	5,897	17,166	18,326
Life Science	11,803	10,010	32,347	31,431
	$47,108	$41,915	$139,724	$129,229
Operating Income
U.S. Diagnostics	$11,876	$9,442	$34,731	$29,377
European Diagnostics	439	998	1,169	2,398
Life Science	3,543	2,118	8,223	5,526
Eliminations	(159)	54	(80)	(57)
	$15,699	$12,612	$44,043	$37,244

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the consolidation of our Saco, Maine operations into our Tennessee facility (2012).  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to consolidating the Maine operations; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effect of the plant consolidation costs noted above, in the tables below for the three and nine month periods ended June 30, 2013 and 2012.

THIRD QUARTER AND NINE MONTH YEAR TO DATE
GAAP TO NON-GAAP RECONCILATION TABLES
(In Thousands, Except per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Net Earnings -
U.S. GAAP basis	$10,159	$8,594	$28,882	$24,798
Facility Consolidation costs	-	238	-	659
Adjusted Earnings	$10,159	$8,832	$28,882	$25,457

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.25	$0.21	$0.70	$0.60
Facility Consolidation costs	-	0.01	-	0.02
Adjusted Basic EPS*	$0.25	$0.21	$0.70	$0.62

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.24	$0.21	$0.69	$0.60
Facility Consolidation costs	-	0.01	-	0.02
Adjusted Diluted EPS*	$0.24	$0.21	$0.69	$0.61

* Does not sum to total due to rounding.

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug

Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded on NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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